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SHAREHOLDER MEETING (Unaudited)

On July 10, 1995, a special shareholder meeting was held at which the proposed changes in the Fund's investment policies were approved (Proposal No. 1), the new advisory agreement with the Manager was approved (Proposal No. 2), and the
Fund's amended Class B 12b-1 Distribution and Service Plan was approved by Class
B shareholders (Proposal No. 3), as described in the Fund's proxy statement for that meeting.  The following is a report of the votes cast:
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                                                                    WITHHELD/     BROKER
        PROPOSAL                   FOR               AGAINST        ABSTAIN       NON-VOTES     TOTAL
        -----------------------------------------------------------------------------------------------------
        Proposal No. 1             4,962,101.683     449,195.254    185,962.536   1,135,744     5,597,259.473

        Proposal No. 2             4,892,601.396     492,950.944    211,707.133   1,135,744     5,597,259.473

        Proposal No. 3               286,217.802      29,365.485      7,912.259      61,076       323,495.546

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